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                                                                    EXHIBIT 23.4


INDEPENDENT AUDITORS' CONSENT


THE BOARD OF DIRECTORS OF SONERA CORPORATION


We consent to the use of our report included herein and to the reference to our firm under heading "Experts" in the prospectus.


Our report is included in reliance upon the report of Arthur Andersen Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft mbH (an affiliated firm of Ernst & Young International), independent accountants, on the consolidated financial statements of Group 3 G UMTS Holding GmbH, appearing elsewhere herein.


The report of Arthur Andersen Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft mbH (an affiliated firm of Ernst & Young international), includes an explanatory paragraph describing substantial doubt about Group 3 G UMTS Holding GmbH's ability to continue as a going concern; these financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Helsinki, Finland


October 1, 2002


KPMG WIDERI OY AB

/s/ Solveig Tornroos-Huhtamaki
Solveig Tornroos-Huhtamaki
Authorized Public Accountant